Exhibit 4.34.3

APPENDIX NO. 2
to Agency Agreement

No.  dt. January 1, 2006

AGREEMENT

on long-distance and international telecommunications

City	Dated:

Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications (License for provision of long-distance and international telecommunications No. 29777 dt.                ), represented by                                                      “                                                    ”, acting in the name and on behalf of OAO Rostelecom on the grounds of the agreement concluded between                                   , and OAO Rostelecom, No.                dt.                hereinafter referred to as “Rostelecom”, represented by

                                                                                                                                                                               , authorized to act by Power of Attorney dt.                              No.                                 , on the one part, and

                                                                                                                       ,
hereinafter referred to as the “User”, represented by

                                                                                                                                                                                                      ,
authorized to act by                                                                               , on the other part, as follows:

1. DEFINITIONS:

1.1. “Agreement” shall mean this Agreement on long-distance and international telecommunications, with all Appendices and Additional Agreements hereto.

1.2. “Billing period” shall mean the calendar month starting immediately after the month when Telecommunication Services were rendered to Users.

1.3. “Parties” shall mean Rostelecom and the User. Rostelecom and the User can be separately referred to as “Party”

1.4. “Tariff” shall mean the rate of payment for each Service provided under the Agreement between the Parties.

1.5. “Telecommunications” shall mean long-distance and international Telecommunication Services rendered hereunder by Rostelecom to the User using automatic service system or with the help of an operator.

1.6. “User Equipment” shall mean user (terminal) equipment installed at:                                                                                                                     .

Type of User Equipment: telephone set, fax machine, data set (underscore whatever applicable).

User Equipment used individually or collectively (underscore whatever applicable).

Subscriber number (additional subscriber number):                                                                .

1.7. “Agent” shall mean                                                                               .

1.8. “Regulations” shall mean Local, Intrazonal, Long-Distance and International Telecommunication Services rendering Regulations, approved by Resolution of the Russian Government No. 310 dt. May 18, 2005.

2. SUBJECT MATTER

2.1. Rostelecom herewith undertakes to render Telecommunications to the User, whereas the User undertakes to effect payments for such Telecommunications on the terms and conditions and in the manner herein stated.

3. TELECOMMUNICATIONS RENDERING TERMS AND CONDITIONS

3.1. On entering into this Agreement, the User shall be entitled to receive Telecommunication Services, whereas Rostelecom shall render such services to the User, provided this is technically practicable, and provided the User has access to long-distance and international telecommunication services.

3.2. To receive the Telecommunications via the automated service system, the User shall perform the following course of action: dial “8” from the User Equipment; dial OAO Rostelecom’s telephone network selection code (if introduced); dial call party’s numbering area code; dial call party’s subscriber number.

3.3. To receive the Telecommunications via the operator, the User shall perform the following course of action: dial number whereby access is obtained to long-distance and international telecommunications provided by OAO Rostelecom via operator, i.e. “07” and/or another access number which the User can obtain via “09” inquiry service; order long-distance or international telephone call via the operator using instant or delayed ordering system, in accordance with the Regulations.

3.4. The Telecommunications shall be deemed provided as from the moment when the telephone connection is established as the result of the course of action described under Paragraph 3.2. or Paragraph 3.3. above.

3.5. The access to Telecommunication Services, rendered to the User from the User equipment, can be stopped at the initiative of Rostelecom in cases, covered by para. 7.2 of the Agreement.

3.6. Where technical possibility for the rendering of the Telecommunication Services to the User is partially unavailable, Rostelecom may limit number of call orders and call duration or, where such technical possibility for the

Agreement on International and Long-Distance Telecommunications

rendering of the Telecommunication Services is not available altogether, may deny rendering of the Telecommunication Services.

The User must be notified about the introduction of limitations at the moment of order taking or in the moment of rendering of telecommunications by order service system.

In case of occurrence of long-term limitations of using telecommunications, Rostelecom must undertake measures in order to inform the User about it using mass media, inquiry services, placing notices in places of collective use of telecommunications etc.

3.7. If technically feasible and on condition that access to Telecommunications is available from User equipment, Rostelecom renders to the User a possibility to use Telecommunications 24 hours a day, if other is not indicated in Russian Federation law.

3.8. The User which is an individual herewith agrees that effective from the moment of his/her entering into this Agreement, his/her personal details may be included in inquiry service databases and may be used for the provision of inquiry and other information services by Rostelecom or third parties.

4. RESPONSIBILITIES OF THE PARTIES

4.1. Rostelecom undertakes to:

4.1.1. Render Telecommunication Services to the User in accordance with the law of the Russian Federation, the Regulations, national standards, technical regulations and standards, the license, and this Agreement (and in particular to rectify, within prescribed time periods, any failures which are attributable to Rostelecom and which obstruct enjoyment of the Telecommunications by the User).

4.1.2. To notify the User through mass media about changes in the conditions of service rendering, methods of payment for Telecommunications, Tariffs in no less than ten days before the date when these changes are introduced

4.1.3. To fulfill other obligations of Rostelecom, covered by the law of Russian Federation and the Agreement.

4.2. The User undertakes to:

4.2.1. Pay for the Telecommunication Services rendered to it within the time frames envisaged by, and subject to the terms and conditions of, this Agreement. (For Users which are local government-funded organizations: “The User shall only make use of the Telecommunications within the allocated government funding limit”).

4.2.2. Perform other User’s obligations as provided for in the current law of the Russian Federation and this Agreement.

5. RIGHTS OF THE PARTIES

5.1. Rostelecom shall have the right to:

5.1.1. Change, on a unilateral basis, the Tariffs, payment terms and conditions and time frames pursuant to Paragraph 4.1.2 above.

5.1.2. Initiate temporary suspension of User’s access to the long-distance and international telecommunications in circumstances referred to in Paragraph 7.2. of this Agreement.

5.2. The User shall have the right to:

5.2.1. Raise objections against bills issued to it, in the manner described in Article 8 below.

5.2.2. To refuse to pay for Telecommunications, that was rendered to the User without their concert. Telecommunications shall be deemed provided with User’s consent if the call is made from the User Equipment by means of the course of action referred to in Paragraphs 3.2. and 3.3. of this Agreement.

6. PAYMENT PROCEDURE

6.1.  The User shall effect payments for the Telecommunications provided to it by Rostelecom hereunder exclusively to the bank account whereof details are stated in the Telecommunications bill. The User’s monetary obligations with respect to the Telecommunication Services provided to it shall terminate as from the moment when the funds are credited on the bank account specified in the bill issued to the User or else when cash is received at the Agent’s cash desk.

6.2. The Telecommunications bills shall be issued by the Agent on behalf of Rostelecom. Each Telecommunications bill shall identify the amount stated therein as payment for the Telecommunication Services rendered by OAO Rostelecom.

6.3.  Tariffs for international telecommunications are established and changed in accordance with the current law of Russian Federation. The User shall be notified of any such Tariffs being introduced, in the manner described in Paragraph 4.1.2. above.

6.4. Tariffs for international telecommunications are established by Rostelecom and changes can be introduced to them at any time. The User shall be notified of any such Tariffs being introduced, in the manner described in Paragraph 4.1.2. above.

6.5. The long-distance or international call tariff unit shall be established by Rostelecom and shall be one minute. The records of duration of long-distance and international telecommunications are carried out in accordance with the tariffication unit established by Rostelecom. The tariffication unit can be changed by Rostelecom unilaterally at any time.

6.6. The payment bill for Telecommunication Services in the month previous to the Billing period is made out to the User before the 12-th day of the Billing period and indicates the total amount for each type of Services, there amount and cost. The grounds for making out the bill to the User are the data, obtained with the help of the equipment, used for recording the amount of Telecommunications. Payments for the Telecommunications shall be effected on a monthly basis, within 15 days after the date of the bill for the Telecommunications provided in the month immediately preceding the Billing Period.

Agreement on International and Long-Distance Telecommunications

6.7. The delivery of the bill for the telecommunications to the Users is performed by mail or courier at the option of Rostelecom.

6.8. The User shall pay for the Telecommunications by a transfer of funds to the account specified in the Telecommunications bill, or in cash at any of the Agent’s payment collection offices. By the payment for the Services in cash, the monetary obligations of the User for the Services rendered are discharged from the moment of payment at the Agent’s collection office. Any cash payments may only be accepted from the User within limits established by the law for legal entities.

6.9. The Agent shall inform the Users of its payment collection offices via mass media.

7. RESPONSIBILITIES OF THE PARTIES

7.1. Rostelecom and the User bear responsibility for non-fulfillment or improper fulfillment of their responsibilities in the Agreement in accordance with the current law of Russian Federation, (including the Regulations) and the Agreement.

7.2.  In case of delay payment or other User violations of the requirements, established by the Russian Federation Law “On Telecommunications”, the Regulations and the Agreement, Rostelecom has a right to unilaterally initiate a stoppage of rendering access to Telecommunications for a period until a complete debt repayment, or, correspondingly, until a complete settlement of other violations, committed by the User.

7.3.  In case of a failure to pay, or incomplete or late payment for the Telecommunication Services, Rostelecom may enforce penalty against the User at 1% of the value of Telecommunication Services rendered in the month immediately preceding the Billing Period and which remain unpaid, or partially unpaid, or which were paid in an untimely manner, for each day of the delay until the date on which the outstanding debt is finally settled, but not more that the amount outstanding. The User shall pay such penalty to Rostelecom within 5 days after the claim for such penalty is made by Rostelecom.

8. DISPUTE SETTLEMENT

8.1. If any disputes and disagreements arise hereunder, they shall be settled in the manner described in this Section 8.

8.2.  In case of non-fulfillment or improper fulfillment of obligations to render Telecommunication Services by Rostelecom the User before applying to court makes claims to Rostelecom. The claims of the User are made and looked into on conditions and in terms covered by the current law of Russian Federation. If a complaint lodged by the User is rejected in full or in part, or if no response is given to such a complaint within the time frames prescribed by the Russian law for the review of such a complaint, the User may initiate a court action at the Agent’s location.

8.3.  If the User is in full or partial default of its obligation to pay for the Telecommunication Services, the Agent may, on behalf of Rostelecom, bring a suit against the User, selecting, at its sole discretion, either the User’s location or the location of Rostelecom (or of Rostelecom branch serving the zone where the User is resident (domiciled)), or the location of the Agent (or of Agent’s branch serving the zone where the User is resident (domiciled)), as the venue of such action.

9. FORCE MAJEURE CIRCUMSTANCES

9.1. The Parties are released from responsibility for non-fulfillment or improper fulfillment of their obligations on the Agreement, if they prove, that proper fulfillment was impossible due to force majeure, which means extreme, unforeseen and inevitable circumstances in given conditions. The presence of force majeure in this case prolongs the term of fulfillment of obligations by the Parties, proportionally to the period of its activity. If the influence of the force majeure circumstances lasts longer than six months, the Parties are obliged, upon proposal of one of the Parties, to coordinate the further actions and/or the possibility of denouncement of the Agreement.

9.3. If the non-fulfillment of terms of service rendering was caused by circumstances of force majeure, the Parties must coordinate a new term of Telecommunications rendering fulfillment.

10. AMENDMENT AND TERMINATION PROVISIONS

10.1. This Agreement may be terminated prior to its stated expiration date in circumstances and in the manner provided for by the law of the Russian Federation.

10.2. In case of termination of the Agreement the Parties must conduct mutual exchanges on all obligations.

10.3. Any amendments to this Agreement shall be executed as additional agreements hereto which shall be prepared in two counterparts and shall be signed by the User (or its authorized representative) and Rostelecom (via its authorized representative).

       11. PERIOD OF VALIDITY OF THE AGREEMENT

11.1. This Agreement shall take effect as from the date it is signed by Rostelecom and the User and shall be deemed effective for an unlimited period of time.

       12. MISCELLANEOUS

12.1. Rostelecom and the User admit that the present agreement is obligatory for fulfillment for both Parties considering all conditions.

12.2. All legal relations of the Parties, arising in connection with rendering Telecommunication Services to the User by Rostelecom, which are not covered directly by the Agreement, are regulated by the Regulations and regulatory documents of RF

12.3. The User is informed about and agrees to the characteristics of rendered Telecommunications, concerning their quality, safety and limitations

12.4. The User is familiarized with the Regulations and undertakes the obligation to observe them.

12.5. This Agreement is prepared in two counterparts of equal legal effect, one counterpart for each Party.

12.6. As there exists an agreement between Rostelecom and the Agent whereby the Agent is authorized to bill the User for the Telecommunication Services provided, collect payments from the Users for the Telecommunication Services provided,  and to handle any complaints and court actions lodged by or against the User, the User herewith agrees, respectively, to accept Telecommunication Services bills issued by the Agent, effect payments for Telecommunication Services to the Agent, reconcile mutual accounts with the Agent and submit to the Agent, in the manner prescribed herein, any complaints lodged against Rostelecom in connection with Rostelecom’s failure to perform, or improper performance of, this Agreement.

13. Address and banking details of the Agent:

14. Addresses and banking details of Parties

User: (as a minimum, specify the following: subscriber information (full name, date and place of birth, details of identifying document, - for individuals; official (trade) name –	Rostelecom:
for legal entities);

Dt.                              200

Seal here

Dt.                              200

Seal here

15. Signature of Parties

For the User:	For Rostelecom:

full name

                                                                        full name

Dt.                              200

Dt.                              200

Seal here

Seal here

Agreement on International and Long-Distance Telecommunications